Exhibit 12.1


             Computation of Ratio of Earnings to Fixed Charges
                        (in millions, except ratios)


                                                     Year Ended December 31

                                        2000    1999    1998    1997    1996
                                        ----    ----    ----    ----    ----
Income before income taxes..........   $503.1  $314.6  $251.8  $194.6  $127.8
Fixed charges:
    Interest expense and
    amortization of financing
    costs...........................   $103.8  $ 66.9  $ 11.8  $  3.6  $  3.0

    Portion of rent expense
    representing interest...........     50.7    35.4     9.1     7.4     6.3
                                       ------   -----  ------  ------  ------
    Total fixed charges excluding
    capitalized interest............    154.5   102.3    20.9    11.0     9.3
    Capitalized interest............       --      --     0.7     0.3     0.2
                                       ------  ------  ------  ------  ------
    Total fixed charges.............   $154.5  $102.3  $ 21.6  $ 11.3  $  9.5
                                       ======  ======  ======  ======  ======
    Income before income taxes
    and fixed charges...............   $657.6  $416.9  $272.7  $205.6  $137.1

    Ratio of earnings to fixed
    charges.........................      4.3     4.1    12.6    18.2    14.4